AMERICAN EAGLE ENERGY ACQUIRES RIGHTS AND INTERESTS IN BAKKEN AND OTHER OIL PRODUCTION PROJECTS AND PROSPECTS

Billings, Montana; January 21, 2011 – American Eagle Energy Inc. (OTCBB: AMZG; “American Eagle” or the “Company”) announced today that it has acquired from Synergy Resources LLC, a private company, all of Synergy’s working interests and certain other contractual rights of Synergy, including farm-in rights and rights in and to certain oil and gas leases, as well as all intellectual property and records held by Synergy, in each case relating to the projects and prospects identified as the “Glacier Project”, the “Elm Coulee Project”, the “Saskatchewan Prospects” and the “Benrude Prospect”.

The Glacier Project consists of three prospective areas in the emerging Alberta Bakken play located in Glacier and Toole Counties, Montana, which have been identified as the “Bakken Basin Facies”, “Bakken Northern Dome Facies” and the “Southern Dome Facies”.  The Company is in negotiations to acquire working interests and other rights in approximately 60,000 net acres in these areas.  The Elm Coulee Project consists of a potential working interest in a Bakken oil-producing field located in Richland County, Montana.  The Saskatchewan Prospects consist of two Bakken exploration prospects and one Three Forks exploration prospect, all located in the Williston Basin in Southeast Saskatchewan, Canada. The Benrude Prospect consists of approximately 760 acres in Roosevelt County, Montana, on which the Company currently expects to drill a development well that it believes to be low-risk.

Richard Findley, the Company’s Chief Executive Officer, commented, “We are excited about the benefits and opportunities resulting from our transaction with Synergy – it enhances our portfolio of prospects and projects and expands our market position into some of the most active, high-potential oil plays currently being developed in the Williston Basin and the emerging Alberta Bakken area.  We believe that we are well-positioned to explore and develop these prospects and projects for the benefit of our stockholders.”

In connection with the acquisition, American Eagle agreed to grant 2,141,842 common stock purchase options (adjusted for the common stock reverse split that is to be effective January 24, 2011) to the three owners of Synergy and to a consultant, who had assisted Synergy in the negotiations and closings of certain transactions that relate to the rights and interests acquired by American Eagle.  The Company previously disclosed the option grants on January 6, 2011.

 About American Eagle Energy Inc.:

American Eagle Energy Inc. is an oil and gas company engaged in the exploration of petroleum and natural gas.  The company was incorporated in Nevada on March 14, 2007 to engage in the acquisition, exploration, and development of natural resource properties.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  Certain information included in this press release contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, potential contracts, and/or aspects of litigation.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, American Eagle Energy Inc.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.  The Company assumes no obligation to update any of these forward-looking statements.

CONTACT:	Randy Katz
Counsel
American Eagle Energy Inc.
714-966-8807